ITEM 16. Auditor's letter.

                                                                   SIDNEY ABUSCH

                                                     CERTIFIED PUBLIC ACCOUNTANT

                                               FINANCIAL AND BUSINESS MANAGEMENT
MEMBER OF:
American Institute of CPA'S
NY State Society of CPA'S
FL Institute of CPA'S
CA Society of CPA'S


TO THE REGISTRAR:

(1) We are the independent public accountants with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder, and the answer to Item 14 of the Registration Statement on Form 10K, insofar as it relates to them, is correct.

(2) In our opinion, the financial statements of the Company included in this Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Act and the rules and regulations thereunder.

(3) We have not audited any financial statements of the Company as of any date or for any period prior to December 31, 1994; although we have conducted an audit for the fiscal years ended December 31, 1994, 1995 and 1996, the purpose (and therefore the scope) of this audit was to enable us to express our opinion on the financial statements as of December 31, 1996, and for the fiscal year then ended.

(4) For purposes of this letter, we have read the minutes of meetings of the stockholders and Board of Directors as set forth in the Company's minute books as of December 31, 1996, officials of the Company having advised us that the minutes of all such meetings through that date were set forth therein, and have carried out other procedures to December 31, 1996.

(5) Nothing came to our attention as a result of the foregoing procedures that caused us to believe that:

      (a) The financial statements described herein, as included in the Registration Statement, do not comply as to form in all material respects with the applicable accounting requirements of the Act and the rules and regulations thereunder or are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements; or

      (b) At March 12, 1997, there was any change in the capital stock or increase in long-term debt of the Company, as compared with amounts shown in the December 31, 1996, balance sheet, with the exception of the issuance of the Debenture Units as described in Item 10:
            Subsequent Events, of the financial statements, as included in the Registration Statement,.



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(6)  Company officials have advised us that no financial  statements,  as of any date or for any period subsequent to December 31, 1996, are available; accordingly, the procedures carried out by us after December 31, 1996, have, of necessity, been even more limited than those with respect to the periods referred to above. We have made inquiries of certain Company officials who have responsibility for financial and accounting matters regarding whether (a) there was any change at March 12, 1997, in the capital stock or long-term debt of the Company, or any decreases in consolidated total assets or stockholders' equity as compared with amounts shown on the December 31, 1996 audited balance sheet included in the Registration Statement, with the exception of the issuance of the Debenture Units as described in Item 10: Subsequent Events, of the financial statements, as included in the Registration Statement, or (b) for the period from January 1, 1997 to March 12, 1997, there were any decreases, as compared with the corresponding period in the preceding year, in the total or per share amounts of net earnings. On the basis of these inquiries and our reading of the minutes as described in 4 above, nothing came to our attention that caused us to believe that there was any such change or decrease except in all instances for changes or decreases that the Registration Statement discloses have occurred or may occur.

(7) In addition to the procedures referred to in 4, 5 and 6 above, we have carried out certain specified procedures, not constituting an audit, with respect to certain amounts, percentages, numerical data and financial information appearing in the Registration Statement, which have previously been specified by the representatives of the Company, and which are specified in our letter, and have compared certain of such items with, and have found such amounts, percentages, numerical data and financial information to be in agreement with, the accounting, financial and other records of the Company.


Sidney Abusch
Certified Public Accountant
Hudson, Florida
March 12, 1997


























                12121 Little Road Suite 244 Hudson, Florida 34667
               TELEPHONE: (813) 841-6525 FACSIMILE: (813) 841-9705

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